EXHIBIT 99.1


N E W S  R E L E A S E



December 6, 1995


CONTACT:

Martin I. Zankel           Dean Banks
Chairman of the Board      Chief Financial Officer
415/956-1900               415/513-5259

FOR IMMEDIATE RELEASE:


                      LANDSING PACIFIC FUND, INC. ANNOUNCES
                         BEDFORD BOARD APPROVES PURCHASE
                                 OF FUND ASSETS

SAN MATEO, CA -- Landsing Pacific Fund, Inc. (AMEX:LPF) announced today that the Board of Directors of Bedford Property Investors, Inc., (NYSE:BED) ("Bedford") has approved the previously reported acquisition of 15 properties from the Fund for a purchase price of approximately $50,760,000. Subject to satisfactory completion of certain title matters, the sale to Bedford would occur on or about December 14, 1995.

The Fund reported that, if the transaction closes, it intends to make an initial liquidating distribution to stockholders of approximately $4.50 per share in late December 1995. Before the end of 1995, it also intends to transfer all of its remaining assets to the Landsing Pacific Fund Liquidating Trust (the "Trust"). Stockholders of the Fund would become beneficiaries of the Trust. The beneficial interests held by the former stockholders would not be transferable.

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The purpose of the Trust is to complete the  liquidation  of the Fund's  assets, pay all liabilities and make final liquidating distributions. If the sale to Bedford is completed, the final liquidating distributions are estimated to be between $.30 and $.40 per share, in addition to the initial distribution.

After the record date for the initial liquidating distribution in December 1995, the Fund's common stock would no longer be eligible for trading on the American Stock Exchange and the corporate transfer books would be closed.

Landsing Pacific Fund, Inc. is a self-administered real estate investment trust with equity investments in industrial properties, and shopping centers. Its shares are traded on the American Stock Exchange under the symbol "LPF."

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